Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports Third Quarter Fiscal Year 2017 Results

HOUSTON, February 2, 2017 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the quarter ended December 31, 2016. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended December 31,			Nine Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Operating revenue	$324,353	$395,157	(17.9)%	$1,024,199	$1,254,279	(18.3)%
Net income (loss) attributable to Bristow Group	(21,927)	3,202	*	(92,496)	(47,187)	(96.0)%
Diluted earnings (loss) per share	(0.62)	0.09	*	(2.64)	(1.40)	(88.6)%
Adjusted EBITDA (1)	22,918	64,730	(64.6)%	67,397	170,223	(60.4)%
Adjusted net income (loss) (1)	(10,121)	23,533	(143.0)%	(34,415)	47,196	(172.9)%
Adjusted diluted earnings (loss) per share (1)	(0.29)	0.67	(143.3)%	(0.98)	1.34	(173.1)%
Operating cash flow	(42,898)	(2,576)	*	(14,860)	55,684	(126.7)%
Capital expenditures	17,860	196,376	(90.9)%	119,726	343,365	(65.1)%
Rent expense	53,652	52,177	2.8%	156,890	160,495	(2.2)%

	December 31, 2016	September 30, 2016	% Change
Cash	$71,159	$100,668	(29.3)%
Undrawn borrowing capacity on Revolving Credit Facility	209,420	165,970	26.2%
Total liquidity	$280,579	$266,638	5.2%
_______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release
* percentage change too large to be meaningful or not applicable

For the December 2016 quarter, we reported a GAAP net loss of $21.9 million, or diluted loss per share of $0.62, compared to GAAP net income of $3.2 million, or diluted earnings per share of $0.09, for the December 2015 quarter. Additionally, we reported an adjusted net loss of $10.1 million, or adjusted diluted loss per share of $0.29, for the December 2016 quarter compared to adjusted net income of $23.5 million or adjusted diluted earnings per share of $0.67, for the December 2015 quarter.
Starting with the third fiscal quarter, we have revised our disclosures to present adjusted EBITDA rather than adjusted EBITDAR consistent with recent interpretations regarding Non-GAAP measures issued by the Securities and Exchange Commission.

BUSINESS AND FINANCIAL UPDATE

•	The December 2016 quarter results reflect the continued pressure on our oil and gas operations due to the industry downturn; however, they were above our internal expectations.

•	Successfully improved liquidity and pushed debt maturities out through equipment financings: $200 million funded, $200 million signed credit agreement and $230 million executed commitment letter.

•
U.K. Search and Rescue (SAR) continued to perform as expected; however the post-Brexit depreciation of the British pound sterling continued to negatively impact our U.K. financial results including our U.K. oil and gas and SAR results as reported in U.S. dollars.

•	Recent tender successes reflect our global competitive position, reliable operations and creative solutions in oil and gas transportation and SAR.
“Our third quarter financial performance exceeded our internal expectations,” said Bristow Group President and Chief Executive Officer Jonathan Baliff. “While our results continue to be impacted by the challenging market conditions affecting the offshore oil and gas industry, we have been successful on a number of fronts, including improving our liquidity and competitive position. The funding of the Lombard equipment financing and the recent announcement of additional financings greatly improve our liquidity runway and should allow us to maintain our leadership position in this current difficult market environment.
“While our oil and gas business continues to operate along the economic bottom of this cyclical downturn, there are no doubt green shoots beginning to appear in the oil and gas industry as we have seen modest increases in flight activity in certain offshore regions. As a result, our view is that challenging market conditions for our oil and gas business likely will continue in the near term.
Mr. Baliff continues, “Our scale, reliability, modern helicopter fleet and geographic diversification, combined with our revenue diversification, are supporting us in a dynamic prolonged downturn. We recently were awarded contracts for oil and gas transportation services as well as medevac and search and rescue services. These contracts illustrate the innovation and close coordination that our operations, commercial and finance teams bring to our clients every day, worldwide.
“The combination of our continued focus on safety, recent tender successes, cost reductions and deferral of capital expenditures should allow us to maintain our industry leadership position.”
Operating revenue from external clients by line of service was as follows:

	Three Months Ended December 31,			Nine Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change

	(in thousands, except percentages)
Oil and gas services	$232,287	$299,260	(22.4)%	$722,896	$967,487	(25.3)%
Fixed wing services	44,811	45,159	(0.8)%	148,111	154,985	(4.4)%
U.K. SAR services	45,193	47,529	(4.9)%	145,592	115,112	26.5%
Corporate and other	2,062	3,209	(35.7)%	7,600	16,695	(54.5)%
Total operating revenue	$324,353	$395,157	(17.9)%	$1,024,199	$1,254,279	(18.3)%
THIRD QUARTER FY2017 RESULTS
The oil and gas industry experienced a significant downturn during fiscal years 2015 and 2016 primarily due to a decline in crude oil prices which negatively impacted activity with our oil and gas clients. This decline started in fiscal year 2015 and has continued into fiscal year 2017, resulting in a significant decrease in gross revenue for our oil and gas services year-over-year. In addition to reduced activity, changes in foreign currency exchange rates contributed to $25.8 million of the decrease in gross revenue year-over-year.
We reported a net loss of $21.9 million and diluted loss per share of $0.62 for the December 2016 quarter compared to net income of $3.2 million and diluted earnings per share of $0.09 for the December 2015 quarter. The year-over-year decrease in net income (loss) and diluted earnings (loss) per share was primarily due to the decline in oil and gas revenue discussed above, goodwill impairment charges recorded in the December 2016 quarter, lower earnings from unconsolidated affiliates, higher interest expense resulting from additional borrowings, and the unfavorable impact of changes in foreign currency exchange rates, partially offset by less of a loss from disposal of assets and lower depreciation and amortization expense.
The net loss for the December 2016 quarter was significantly impacted by the following items:

•	Impairment charges on goodwill of $8.7 million ($7.9 million net of tax) included in loss on impairment,

•
Organizational restructuring costs of $0.8 million ($0.6 million net of tax), which includes severance expense of $0.7 million and other restructuring costs of $0.1 million; $0.6 million of the restructuring costs are included in direct costs and $0.2 million are included in general and administrative expense,

•	Loss on disposal of assets of $0.9 million ($1.1 million net of tax), accelerated depreciation of $1.1 million ($0.8 million net of tax), and

•	A non-cash adjustment related to the valuation of deferred tax assets of $3.7 million.
Excluding these items, adjusted net loss and adjusted diluted loss per share were $10.1 million and $0.29, respectively, for the December 2016 quarter. These adjusted results compare to adjusted net income and adjusted diluted earnings per share of $23.5 million and $0.67, respectively, for the December 2015 quarter. Adjusted EBITDA, which excludes these items with the exception of accelerated depreciation and the tax adjustment, also decreased year-over-year to $22.9 million in the December 2016 quarter from $64.7 million in the December 2015 quarter.
During the December 2016 quarter, we used cash of $17.9 million for capital expenditures and had negative operating cash flow of $42.9 million primarily due to the timing of cash outflows and some of our clients holding cash payments over the calendar year-end.
LIQUIDITY AND FINANCIAL FLEXIBILITY
In November 2016, we entered into two, seven-year British pound sterling denominated secured equipment financings for an aggregate $200 million U.S. dollar equivalent with Lombard North Central Plc, part of the Royal Bank of Scotland. In December 2016, the first loan in the amount of $109.9 million (GBP 89.1 million) funded, and the borrower prepaid a portion of the scheduled principal payments totaling $4.5 million (GBP 3.7 million). In January 2017, the second loan in the amount of $90.1 million (GBP 72.4 million) funded.
In February 2017, one of our wholly-owned subsidiaries entered into a term loan credit agreement for a $200 million five-year secured equipment financing with Macquarie Bank Limited.  In conjunction with closing and funding under such term loan, we will lease five helicopters for up to five years. The financing will be secured by 20 oil and gas aircraft. We expect this financing to fund no later than March 31, 2017. The proceeds from the financing are expected to be used to repay amounts due under our existing term loans.
Also in February 2017, we executed a commitment letter for an approximate six-year, $230 million secured equipment financing with PK Transportation Finance Ireland Limited, a part of GE Capital Aviation Services (“GECAS”). As part of this financing, which is subject to entering into definitive agreements, Milestone Aviation Group Limited (“Milestone”), a GECAS company, will defer up to $25 million in lease rentals on certain Airbus H225 assets on lease to us. The financing will be secured by 20 oil and gas aircraft. We expect this financing to fund no later than June 30, 2017. The proceeds from the financing are expected to be used to repay amounts due under our existing bank indebtedness. As part of executing the commitment letter, we will extend three Sikorsky S-92 leases by two years each with Milestone.
“Our primary financing objective over the next several quarters continues to be increasing our financial flexibility as we slowly emerge from this prolonged industry downturn,” said Don Miller, Senior Vice President and Chief Financial Officer. “We have made substantial progress towards this goal.”

REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended December 31,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$172,844	$192,400	(10.2)%
Earnings from unconsolidated affiliates	$125	$93	34.4%
Operating income (loss)	$(303)	$26,986	(101.1)%
Operating margin	(0.2)%	14.0%	(101.4)%
Adjusted EBITDA	$9,123	$32,683	(72.1)%
Adjusted EBITDA margin	5.3%	17.0%	(68.8)%
Rent expense	34,115	33,379	2.2%
Operating revenue, operating income, adjusted EBITDA and margins decreased in the December 2016 quarter primarily due to the negative impact of changes in foreign currency exchange rates and the impact of the downturn in the oil and gas industry. Partially offsetting these decreases was an increase in operating revenue from increased activity in Norway. Eastern Airways contributed $25.1 million and $27.3 million in operating revenue and a negative $2.1 million and positive $2.7 million in adjusted EBITDA for the December 2016 and 2015 quarters, respectively.
A substantial portion of our revenue in the Europe Caspian region is contracted in British pound sterling, which depreciated significantly against the U.S. dollar in late June 2016 as a result of Brexit. Translation of results at lower pound sterling exchange rates decreased operating revenue, operating income and adjusted EBITDA by $25.9 million, $7.4 million and $7.7 million, respectively, for the December 2016 quarter compared to the December 2015 quarter. Additionally, we recorded foreign exchange losses of $10.7 million and $5.2 million primarily from the revaluation of assets and liabilities as of December 31, 2016 and 2015, respectively, which is recorded in other income (expense), net and included in adjusted EBITDA. Additionally, during the December 2016 quarter, we recorded an impairment of $8.7 million for the remaining goodwill related to Eastern Airways, which contributed to the operating loss in the December 2016 quarter, but was adjusted for in our calculation of adjusted EBITDA.
Excluding the impact of the goodwill impairment and changes in foreign currency exchange rates, operating margin would have been 5.1% and 14.0% and adjusted EBITDA margin would have been 11.4% and 19.6% for the December 2016 and 2015 quarters, respectively.
Africa

	Three Months Ended December 31,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$49,587	$61,786	(19.7)%
Earnings from unconsolidated affiliates	$—	$43	(100.0)%
Operating income	$10,441	$4,377	138.5%
Operating margin	21.1%	7.1%	197.2%
Adjusted EBITDA	$17,012	$15,680	8.5%
Adjusted EBITDA margin	34.3%	25.4%	35.0%
Rent expense	1,767	2,482	(28.8)%
Operating revenue for Africa decreased in the December 2016 quarter primarily due to an overall decrease in activity resulting from the downturn of the oil and gas industry. The lower activity reduced revenue by $13.4 million, which was only partially offset by $0.7 million from increased activity on a contract. Additionally, we began providing fixed wing services in this region in October 2015, which generated $1.0 million of operating revenue for the December 2016 quarter. A majority of our revenue in our Africa region is contracted at fixed U.S. dollar values, resulting in minimal exposure to the devalued Nigerian naira upon translation into U.S. dollars for reporting purposes.
Operating income and operating margin increased in the December 2016 quarter primarily due to a decrease in depreciation and amortization expense and lower operating expenses. Operating expenses were $3.7 million lower in the December 2016 quarter due to the devaluation of the Nigerian naira which resulted in naira-based expenses translating into fewer U.S. dollars. Additionally, in the December 2015 quarter, we recorded $1.7 million in bad debt expense. Operating income and adjusted EBITDA in the December 2016 quarter benefited $2.4 million and $3.5 million, respectively, from changes in foreign currency exchange rates due to the combination of currencies our Nigerian operations transact in.
Excluding the impact of changes in foreign currency exchange rates, operating margin would have been 21.2% and 7.0% and adjusted EBITDA margin would have been 29.6% and 23.4% for the December 2016 and 2015 quarters, respectively.
Americas

	Three Months Ended December 31,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$53,024	$72,068	(26.4)%
Earnings from unconsolidated affiliates	$831	$7,556	(89.0)%
Operating income	$2,226	$22,797	(90.2)%
Operating margin	4.2%	31.6%	(86.7)%
Adjusted EBITDA	$10,039	$30,875	(67.5)%
Adjusted EBITDA margin	18.9%	42.8%	(55.8)%
Rent expense	5,638	5,033	12.0%
Operating revenue decreased in the December 2016 quarter primarily due to a decline in activity in our U.S. Gulf of Mexico operations resulting from the oil and gas industry downturn and a decrease in Brazil due to fewer aircraft leased to Líder.
Operating income, adjusted EBITDA and margins decreased primarily due to the decline in activity and reduced pre-foreign exchange earnings from our investment in Líder, but were also impacted by foreign currency exchange rate changes in the December 2016 and 2015 quarters, which reduced earnings from our investment in Líder by $1.2 million for the December 2016 quarter and increased earnings from our investment in Líder by $1.0 million for the December 2015 quarter.
Asia Pacific

	Three Months Ended December 31,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$49,092	$67,402	(27.2)%
Operating income (loss)	$(9,012)	$458	*
Operating margin	(18.4)%	0.7%	*
Adjusted EBITDA	$(5,027)	$7,383	(168.1)%
Adjusted EBITDA margin	(10.2)%	11.0%	(192.7)%
Rent expense	10,247	9,216	11.2%
_____________
* percentage change too large to be meaningful or not applicable
Operating revenue, operating income, adjusted EBITDA and margins in Australia decreased in the December 2016 quarter primarily due to the ending of short-term oil and gas contracts, partially offset by an increase in operating revenue from Airnorth. A significant portion of our revenue in the Asia Pacific region is contracted in the Australian dollar, which strengthened against the U.S. dollar in the December 2016 quarter. Foreign currency exchange rate changes resulted in an increase in revenue of $1.3 million for the December 2016 quarter. Airnorth contributed $18.7 million and $17.9 million in operating revenue and $1.1 million and $3.2 million in adjusted EBITDA for the December 2016 and 2015 quarters, respectively.

Corporate and other

	Three Months Ended December 31,
	2016	2015	% Change

	(in thousands, except percentages)
Operating revenue	$2,099	$3,609	(41.8)%
Earnings from unconsolidated affiliates	$(190)	$—	*
Operating loss	$(21,575)	$(30,387)	29.0%
Adjusted EBITDA	$(8,229)	$(21,891)	62.4%
Rent expense	$1,885	$2,067	(8.8)%
_____________
* percentage change too large to be meaningful or not applicable
Operating revenue decreased in the December 2016 quarter primarily due to a decline in third-party part sales of $0.8 million and Bristow Academy revenue of $0.7 million. Operating loss and adjusted EBITDA improved in the December 2016 quarter primarily due to cost reduction activities that decreased salaries and benefits and other general and administrative expenses. Additionally, adjusted EBITDA in the December 2016 quarter benefited from a favorable impact of changes in foreign currency exchange rates on our Corporate results of $9.1 million compared to the December 2015 quarter.
DIVIDEND
On February 1, 2017, our Board of Directors approved a dividend of $0.07 per share to be paid on March 15, 2017 to shareholders of record on March 1, 2017. Based on shares outstanding as of December 31, 2016, the total quarterly dividend payment will be approximately $2.5 million.
GUIDANCE
Fiscal year 2017 guidance for selected financial measures is provided in the financial tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 3, 2017 to review financial results for the fiscal year 2017 third quarter ended December 31, 2016. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2017 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through February 17, 2017 and may be accessed by calling toll free 1-877-660-6853, passcode: 13652695#

Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through February 17, 2017 and may be accessed by calling 1-201-612-7415, passcode: 13652695#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance and training, to government and civil organizations worldwide.  Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency.  For more information, visit bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2016 and annual report on Form 10-K for the fiscal year ended March 31, 2016. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Gross revenue:
Operating revenue from non-affiliates	$305,789	$374,979	$969,779	$1,193,002
Operating revenue from affiliates	18,564	20,178	54,420	61,277
Reimbursable revenue from non-affiliates	13,090	24,730	40,109	79,515
	337,443	419,887	1,064,308	1,333,794
Operating expense:
Direct cost	260,343	288,135	831,516	926,378
Reimbursable expense	12,206	23,380	38,096	76,242
Depreciation and amortization	29,768	32,320	93,054	106,853
General and administrative	45,409	59,513	149,278	174,302
	347,726	403,348	1,111,944	1,283,775

Loss on impairment	(8,706)	—	(16,278)	(27,713)
Loss on disposal of assets	(874)	(2,154)	(13,077)	(23,856)
Earnings from unconsolidated affiliates, net of losses	766	7,692	4,777	(1,372)
Operating income (loss)	(19,097)	22,077	(72,214)	(2,922)

Interest expense, net	(12,179)	(9,536)	(34,533)	(24,384)
Other income (expense), net	1,668	650	(1,518)	(6,935)
Income (loss) before benefit (provision) for income taxes	(29,608)	13,191	(108,265)	(34,241)
Benefit (provision) for income taxes	3,560	(9,623)	11,038	(9,500)
Net income (loss)	(26,048)	3,568	(97,227)	(43,741)
Net (income) loss attributable to noncontrolling interests	4,121	(366)	4,731	(3,446)
Net income (loss) attributable to Bristow Group	(21,927)	3,202	(92,496)	(47,187)
Accretion of redeemable noncontrolling interest	—	—	—	(1,498)
Net income (loss) attributable to common stockholders	$(21,927)	$3,202	$(92,496)	$(48,685)

Earnings (loss) per common share:
Basic	$(0.62)	$0.09	$(2.64)	$(1.40)
Diluted	$(0.62)	$0.09	$(2.64)	$(1.40)

Non-GAAP measures:
Adjusted EBITDA	$22,918	$64,730	$67,397	$170,223
Adjusted EBITDA margin	7.1%	16.4%	6.6%	13.6%
Adjusted net income (loss)	$(10,121)	$23,533	$(34,415)	$47,196
Adjusted diluted earnings (loss) per share	$(0.29)	$0.67	$(0.98)	$1.34

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$71,159	$104,310
Accounts receivable from non-affiliates	208,394	243,425
Accounts receivable from affiliates	8,012	5,892
Inventories	124,358	142,503
Assets held for sale	37,635	43,783
Prepaid expenses and other current assets	52,148	53,183
Total current assets	501,706	593,096
Investment in unconsolidated affiliates	206,797	194,952
Property and equipment – at cost:
Land and buildings	231,021	253,098
Aircraft and equipment	2,617,467	2,570,577
	2,848,488	2,823,675
Less – Accumulated depreciation and amortization	(585,821)	(540,423)
	2,262,667	2,283,252
Goodwill	18,793	29,990
Other assets	141,146	161,655
Total assets	$3,131,109	$3,262,945
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$79,902	$96,966
Accrued wages, benefits and related taxes	58,565	59,431
Income taxes payable	7,115	27,400
Other accrued taxes	6,754	7,995
Deferred revenue	24,014	24,206
Accrued maintenance and repairs	22,136	22,196
Accrued interest	5,699	11,985
Other accrued liabilities	51,110	48,392
Deferred taxes	—	1,881
Short-term borrowings and current maturities of long-term debt	271,461	60,394
Contingent consideration	7,137	29,522
Total current liabilities	533,893	390,368
Long-term debt, less current maturities	990,207	1,071,578
Accrued pension liabilities	49,291	70,107
Other liabilities and deferred credits	26,456	33,273
Deferred taxes	149,961	172,254
Redeemable noncontrolling interest	8,267	15,473
Stockholders’ investment:
Common stock	378	377
Additional paid-in capital	807,046	801,173
Retained earnings	1,072,411	1,172,273
Accumulated other comprehensive loss	(326,941)	(289,819)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,368,098	1,499,208
Noncontrolling interests	4,936	10,684
Total stockholders’ investment	1,373,034	1,509,892
Total liabilities, redeemable non controlling interests and stockholders’ investment	$3,131,109	$3,262,945

BRISTOW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(97,227)	$(43,741)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	93,054	106,853
Deferred income taxes	(20,991)	(37,628)
Discount amortization on long-term debt	1,314	973
Loss on disposal of assets	13,077	23,856
Loss on impairment	16,278	27,713
Stock-based compensation	9,508	16,641
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(4,294)	2,227
Tax benefit related to stock-based compensation	—	(44)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	15,787	31,858
Inventories	(2,912)	(5,555)
Prepaid expenses and other assets	(4,359)	(2,645)
Accounts payable	(7,395)	(2,527)
Accrued liabilities	(19,891)	(46,289)
Other liabilities and deferred credits	(6,809)	(16,008)
Net cash provided by operating activities	(14,860)	55,684
Cash flows from investing activities:
Capital expenditures	(119,726)	(343,365)
Proceeds from asset dispositions	14,344	19,152
Deposits on assets held for sale	290	—
Net cash used in investing activities	(105,092)	(324,213)
Cash flows from financing activities:
Proceeds from borrowings	360,240	910,421
Debt issuance costs	(3,883)	—
Repayment of debt	(243,677)	(567,121)
Partial prepayment of put/call obligation	(38)	(42)
Acquisition of noncontrolling interest	—	(7,311)
Dividends paid to noncontrolling interest	(2,533)	(153)
Payment of contingent consideration	(10,000)	(8,000)
Common stock dividends paid	(7,366)	(35,627)
Tax benefit related to stock-based compensation	—	44
Net cash provided by financing activities	92,743	292,211
Effect of exchange rate changes on cash and cash equivalents	(5,942)	4,080
Net increase (decrease) in cash and cash equivalents	(33,151)	27,762
Cash and cash equivalents at beginning of period	104,310	104,146
Cash and cash equivalents at end of period	$71,159	$131,908

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	20,921	21,991	65,703	69,627
Africa	7,145	8,332	22,869	27,190
Americas	5,337	9,157	17,504	29,584
Asia Pacific	6,691	7,916	19,759	24,613
Consolidated	40,094	47,396	125,835	151,014
Operating revenue:
Europe Caspian	$172,844	$192,400	$548,070	$603,397
Africa	49,587	61,786	153,055	202,885
Americas	53,024	72,068	168,578	225,283
Asia Pacific	49,092	67,402	155,144	214,177
Corporate and other	2,099	3,609	7,917	18,542
Intra-region eliminations	(2,293)	(2,108)	(8,565)	(10,005)
Consolidated	$324,353	$395,157	$1,024,199	$1,254,279
Operating income (loss):
Europe Caspian	$(303)	$26,986	$18,468	$56,243
Africa	10,441	4,377	19,954	24,903
Americas	2,226	22,797	5,790	30,283
Asia Pacific	(9,012)	458	(24,480)	4,783
Corporate and other	(21,575)	(30,387)	(78,869)	(95,278)
Loss on disposal of assets	(874)	(2,154)	(13,077)	(23,856)
Consolidated	$(19,097)	$22,077	$(72,214)	$(2,922)
Operating margin:
Europe Caspian	(0.2)%	14.0%	3.4%	9.3%
Africa	21.1%	7.1%	13.0%	12.3%
Americas	4.2%	31.6%	3.4%	13.4%
Asia Pacific	(18.4)%	0.7%	(15.8)%	2.2%
Consolidated	(5.9)%	5.6%	(7.1)%	(0.2)%
Adjusted EBITDA:
Europe Caspian	$9,123	$32,683	$43,273	$95,511
Africa	17,012	15,680	39,350	54,852
Americas	10,039	30,875	34,317	60,429
Asia Pacific	(5,027)	7,383	(10,513)	22,164
Corporate and other	(8,229)	(21,891)	(39,030)	(62,733)
Consolidated	$22,918	$64,730	$67,397	$170,223
Adjusted EBITDA margin:
Europe Caspian	5.3%	17.0%	7.9%	15.8%
Africa	34.3%	25.4%	25.7%	27.0%
Americas	18.9%	42.8%	20.4%	26.8%
Asia Pacific	(10.2)%	11.0%	(6.8)%	10.3%
Consolidated	7.1%	16.4%	6.6%	13.6%

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015

	(In thousands)
Depreciation and amortization:
Europe Caspian	$11,185	$8,912	$33,594	$29,889
Africa	4,007	8,581	12,680	24,274
Americas	7,060	7,797	25,669	28,523
Asia Pacific	4,973	4,268	13,586	17,445
Corporate and other	2,543	2,762	7,525	6,722
Total depreciation and amortization	$29,768	$32,320	$93,054	$106,853

Rent expense:
Europe Caspian	$34,115	$33,379	$100,007	$103,110
Africa	1,767	2,482	6,101	6,025
Americas	5,638	5,033	16,258	16,216
Asia Pacific	10,247	9,216	28,803	27,830
Corporate and other	1,885	2,067	5,721	7,314
Total rent expense	$53,652	$52,177	$156,890	$160,495

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of December 31, 2016
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing (1)		Unconsolidated Affiliates (4)
							Total (2)(3)		Total
Europe Caspian	54%	—	16	76	—	31	123	—	123
Africa	15%	14	30	5	—	4	53	46	99
Americas	16%	15	42	16	—	—	73	67	140
Asia Pacific	15%	2	9	24	—	14	49	—	49
Corporate and other	—%	—	—	—	47	—	47	—	47
Total	100%	31	97	121	47	49	345	113	458

Aircraft not currently in fleet: (5)
On order		—	5	29	—	—	34
Under option		—	—	4	—	—	4
_______________

(1)
Includes 33 fixed wing aircraft operated by Eastern Airways which are included in the Europe Caspian and Africa regions and 14 fixed wing aircraft operated by Airnorth which are included in the Asia Pacific region.

(2)	Includes 24 aircraft held for sale and 117 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	1	—	—	—	1
Africa	5	7	—	—	—	12
Americas	1	6	—	—	—	7
Asia Pacific	—	—	—	—	1	1
Corporate and other	—	—	—	3	—	3
Total	6	14	—	3	1	24

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	6	39	—	13	58
Africa	—	—	2	—	2	4
Americas	1	14	6	—	—	21
Asia Pacific	2	2	9	—	4	17
Corporate and other	—	—	—	17	—	17
Total	3	22	56	17	19	117

(3)	The average age of our fleet, excluding fixed wing and training aircraft, was approximately nine years as of December 31, 2016.

(4)
The 113 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 44 helicopters (primarily medium) and 23 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Americas region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY17 GUIDANCE

FY17 guidance as of December 31, 2016 (1)
U.K. SAR	Revenue	~$190M - $200M	G&A expense	~$195M - $205M
	EBITDA (2)	~$35M - $45M	Depreciation expense	~$120M - $130M
	Rent	~$45M - $50M	Total aircraft rent (3)	~$185M - $190M
Eastern	Revenue	~$105M - $115M	Total non-aircraft rent (3)	~$20M - $25M
	EBITDA (2)	~$0M - $3M	Interest expense	~$45M - $50M
	Rent	~$8M - $10M	Non-aircraft capex	~$50M annually
Airnorth	Revenue	~$70M - $85M
	EBITDA (2)	~$5M - $8M
	Rent	~$8M - $10M
_______________

(1)	FY17 guidance assumes FX rates as of December 31, 2016.

(2)
EBITDA excludes corporate overhead allocations consistent with financial reporting. EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to EBITDA is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(3)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent registered public accounting firm. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. Adjusted EBITDA should not be considered a measure of discretionary cash available to us for investing in the growth of our business. In prior periods we presented adjusted EBITDAR, which was calculated by taking our net income and adjusting for interest expense, depreciation and amortization, rent expense (included as a component of direct cost and general and administrative expense), provision for income taxes, gain (loss) on disposal of assets and any special items during the reported periods. We believed that adjusted EBITDAR provided us with a useful supplemental measure of our operational performance by excluding the financing decisions we make regarding aircraft purchases or leasing. However, we have revised our disclosures to present adjusted EBITDA rather than adjusted EBITDAR consistent with recent interpretations regarding Non-GAAP measures issued by the Securities and Exchange Commission. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three months ended		Nine months ended
	December 31,		December 31,
	2016	2015	2016	2015

	(In thousands, except percentages and per share amounts)
Net income (loss)	$(26,048)	$3,568	$(97,227)	$(43,741)
Loss on disposal of assets	874	2,154	13,077	23,856
Special items	9,537	7,348	34,361	48,752
Depreciation and amortization	29,768	32,320	93,054	106,853
Interest expense	12,347	9,717	35,170	25,003
(Benefit) provision for income taxes	(3,560)	9,623	(11,038)	9,500
Adjusted EBITDA	$22,918	$64,730	$67,397	$170,223

Benefit (provision) for income taxes	$3,560	(9,623)	$11,038	$(9,500)
Tax benefit on loss on disposal of asset	(1,953)	(496)	(5,858)	(5,487)
Tax expense (benefit) on special items	5,227	6,282	10,227	4,816
Adjusted benefit (provision) for income taxes	$6,834	$(3,837)	$15,407	$(10,171)

Effective tax rate (1)	12.0%	73.0%	10.2%	(27.7)%
Adjusted effective tax rate (1)	37.9%	13.8%	29.9%	16.7%

Net income (loss) attributable to Bristow Group	$(21,927)	$3,202	$(92,496)	$(47,187)
Loss on disposal of assets	(1,079)	1,658	7,219	18,369
Special items	12,885	18,673	50,862	76,014
Adjusted net income (loss)	$(10,121)	$23,533	$(34,415)	$47,196

Diluted earnings (loss) per share	$(0.62)	$0.09	$(2.64)	$(1.40)
Loss on disposal of assets	(0.03)	0.05	0.21	0.52
Special items	0.37	0.53	1.45	2.20
Adjusted diluted earnings (loss) per share	(0.29)	0.67	(0.98)	1.34
_______________

(1)
Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income. Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

The following tables present special items for the three and nine months ended December 31, 2016 and 2015:

	Three Months Ended December 31, 2016
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Goodwill impairment (1)	$8,706	$7,857	$0.22
Additional depreciation expense resulting from fleet changes (2)	—	761	0.02
Organizational restructuring costs (3)	831	583	0.02
Tax valuation allowance (4)	—	3,684	0.10
Total special items	$9,537	$12,885	0.37

	Three Months Ended December 31, 2015
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (3)	$7,348	$5,370	$0.15
Additional depreciation expense resulting from fleet changes (2)	—	3,774	0.11
Tax valuation allowance (4)	—	9,529	0.27
Total special items	$7,348	$18,673	0.53

	Nine Months Ended December 31, 2016
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (3)	$18,083	$12,171	$0.35
Additional depreciation expense resulting from fleet changes (2)	—	6,122	0.17
Goodwill impairment (1)	8,706	7,857	0.22
Impairment of inventories (5)	7,572	5,372	0.15
Tax valuation allowance (4)	—	19,340	0.55
Total special items	$34,361	$50,862	1.45

	Nine Months Ended December 31, 2015
	Adjusted EBITDA	Adjusted Net Income	Adjusted Diluted Earnings Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (3)	$21,039	$16,758	$0.47
Additional depreciation expense resulting from fleet changes (2)	—	15,532	0.44
Impairment of inventories (5)	5,439	3,764	0.11
Goodwill impairment (1)	22,274	24,996	0.71
Tax valuation allowance (4)	—	14,964	0.42
Accretion of redeemable noncontrolling interests (6)	—	—	0.04
Total special items	$48,752	$76,014	2.20
_______________

(1)
Relates to an impairment of goodwill of Eastern Airways in our Europe Caspian region for the three and nine months ended December 31, 2016 and our Bristow Norway reporting unit within our Europe Caspian region and Bristow Academy reporting unit within Corporate and other for the nine months ended December 31, 2015.

(2)	Relates to additional depreciation expense due to fleet changes.

(3)	Organizational restructuring costs primarily includes severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(4)
Relates to a tax valuation allowance of $3.7 million against net operating losses in certain foreign jurisdictions for the three months ended December 31, 2016 and a tax valuation allowance of $11.0 million against foreign tax credits and $8.3 million against net operating losses in certain foreign jurisdictions for the nine months ended December 31, 2016. The amount for the three and nine months ended December 31, 2015 are related to the valuation of deferred tax assets against net operating losses in certain foreign jurisdictions.

(5)
Relates to increase in inventory allowance as a result of our review of excess inventory on aircraft model types we ceased ownership of, classified all or a significant portion of as held for sale or made a decision to cease ownership within our fleet earlier than previously anticipated.

(6)
Relates to the accounting for changes in the redeemable value of put arrangements whereby the noncontrolling interest holders in Airnorth and Eastern Airways may require us to redeem the remaining shares in these companies.  This change does not impact net earnings (loss), but rather is accounted for as a reduction of earnings (loss) available to common shareholders in the calculation of diluted earnings (loss) per share.

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